Exhibit 1

                          [Sidley & Austin Letterhead]







                                 January 9, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:      Central and South West Corporation
                           SEC File Number 70-9113

Ladies and Gentlemen:

         We have acted as special counsel for Central and South West Corporation ("CSW") and Central and South West Services, Inc. ("CSW Services") in connection with their Form U-1 Application/Declaration (File No. 70-9113), as amended ("Declaration"), filed with the Securities and Exchange Commission ("SEC") with respect to the proposed transactions described therein (the "Transactions"). In the Declaration authority is requested for, among other things, CSW to implement a stockholder rights plan ("Plan") and to enter into a related Rights Agreement ("Agreement") with CSW Services, as Rights Agent. An Order was issued by the SEC with respect to the Transactions on December 19, 1997.

         Pursuant to the Plan, the board of directors of CSW declared a dividend distribution of one right ("Right") for each outstanding share of common stock, $3.50 par value per share, of CSW ("Common Stock") to stockholders of record at the close of business on January 6, 1998. In addition, each holder of a share of Common Stock issued after the record date would similarly be entitled to receive one Right for each such share. Each Right would initially (i) entitle the holder to purchase from CSW one one-tenth of a share of Common Stock at a price of $50 per whole share of Common Stock (the "Purchase Price") (equivalent to $5 per one one-tenth of a share of Common Stock), subject to adjustment, (ii) be evidenced by the certificates for shares of Common Stock and (iii) only be transferable with the Common Stock.

         Separate certificates evidencing the Rights would be issued to such holders of Common Stock a specified time after (i) a person or affiliated group acquires the ownership of 15% or more of the voting power of the outstanding voting securities of CSW (an "Acquiring Person") or (ii) the announcement of a tender offer or exchange offer which would result in a person or affiliated group becoming an Acquiring Person. Once a person or affiliated group obtains beneficial ownership of 15% or more of the voting power of the outstanding voting securities of CSW, the holder of a Right (except the Acquiring Person or its successors and assigns) would be able to receive, upon exercise and payment of the Purchase Price, Common Stock or other assets having a value equal to two times the Purchase Price. Alternatively, the CSW board has the option to exchange the outstanding Rights for shares of Common Stock at an exchange ratio of one share of Common Stock per Right. The terms and conditions of the Plan are as described in more detail in the Declaration.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of CSW and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of CSW and other appropriate persons and statements contained in the Declaration.

         Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which we deem relevant, we are of the opinion that:

                  1. All state laws applicable to the Transactions have been complied with; however, we express no opinion as to the need to comply with state blue sky laws.

                  2. CSW is validly organized and duly existing.

                  3. The Rights issued to holders of record on January 6, 1998 have been, and Rights thereafter issued in accordance with the Rights Agreement in connection with subsequent valid issuances of Common Stock will be, validly issued and the holders of the Rights will be entitled to the rights and privileges appertaining thereto set forth in the Rights Agreement.

                  4. The shares of Common Stock, when issued pursuant to the Plan, will be validly issued, fully paid and nonassessable, and the holders of such shares will be entitled to the rights and privileges appertaining thereto set forth in the certificate of incorporation of CSW.

                  5. The consummation of the Transactions will not violate the legal rights of the holders of any securities issued by CSW or any associate company thereof.

                  6. The Transactions have been carried out in accordance with the Declaration.

         We hereby consent to the use of this opinion in connection with the Declaration.


                                                   Very truly yours,

                                                   /S/ SIDLEY & AUSTIN